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                  AMENDMENT NO. 3 TO OPTION AND WHOLESALE PURCHASE AGREEMENT

        This Amendment is executed as of the 11th day of May, 1998 by and between Eli Lilly and Company ("Lilly") and Ligand Pharmaceuticals Incorporated ("Ligand").

        WHEREAS, Lilly and Ligand have entered into an Option and Wholesale Purchase Agreement dated as of November 25, 1997, amended on February 23, 1998 and further amended on March 16, 1998 (the "Agreement"); and

        WHEREAS, the parties now desire to amend the Agreement to limit the time period during which Section 1.3 of the Agreement will be operative.

        NOW, therefore, in consideration of the foregoing, the mutual covenants set forth below and other consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Section 1.3 of the Agreement is hereby amended to read in its entirety as follows:

        "1.3 CASH/ROYALTY OPTION. On or before the earlier of (i) January 31, 1999 or (ii) the Effective Date (as defined therein) of the Agreement between Ligand and Lilly dated May 11, 1998 (the "Subsequent Agreement") (collectively, (i) and (ii) shall be known as the "Cash/Royalty Termination Date"), Ligand may determine to exercise the Cash/Royalty Option (as defined below), by delivery of written notice to Lilly informing Lilly of its decision to exercise the Cash/Royalty Option (the "Cash/Royalty Notice"). Upon delivery of the Cash/Royalty Notice, this Agreement shall automatically terminate and the parties only surviving rights and obligations under this Agreement shall be as follows (collectively, (a) and (b) below shall be known as the `Cash/Royalty Option"):

               (a) Subject to the terms and conditions set forth in the stock purchase agreement described in Section 4.6, Lilly shall purchase from Ligand, and Ligand shall sell and issue to Lilly, for Twenty Million Dollars ($20,000,000), the number of shares of Ligand's voting common stock (the "Shares") equal to Twenty Million Dollars ($20,000,000) divided by one hundred twenty percent (120%) of the average daily closing price for the Shares as reported by the National Association of Securities Dealers, Inc. on the twenty (20) consecutive trading days immediately preceding the date which is five (5) days prior to the date of the Cash/Royalty Notice; and

               (b) Ligand shall have the right to designate either Targretin (as defined in that certain Development and License Agreement (Targretin) dated the date of this Agreement), Compound 268 or Compound 324 (each as defined in that certain Collaboration Agreement dated the date of this Agreement) for increased royalties, which right shall be exercised in the manner set forth and on the terms and conditions provided in Section 5.1(b) of the Targretin Agreement with respect to


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        Targretin, or Section 6.1(b) of the Collaboration Agreement with respect to Compound 268 or Compound 324.

        The Cash/Royalty Option shall terminate if not exercised before the Cash/Royalty Termination Date and thereafter the only option available under this Agreement shall be the Ligand Option."

        2. All other terms and conditions of the Agreement shall remain in full force and effect.

        3. As of the date of this Amendment, Lilly and Ligand have entered into an Agreement (the "Lilly Agreement") which sets forth certain rights relating to the Product. In the event of inconsistency between this Amendment and the Lilly Agreement, the terms of the Lilly Agreement shall govern.

        4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same.

                  [Remainder of Page Intentionally Left Blank]



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LIGAND PHARMACEUTICALS              ELI LILLY AND COMPANY
INCORPORATED

By:                                         By:
   -------------------------                      -------------------------
Title:                                      Title:
   -------------------------                      -------------------------

Date: May ___, 1998                         Date: May ___, 1998

























                      [SIGNATURE PAGE TO AMENDMENT NO. 3 TO

                    OPTION AND WHOLESALE PURCHASE AGREEMENT]


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